Exhibit 99.1

                     [CFS Bancorp, Inc. Letterhead]


May 27, 2004
FOR IMMEDIATE RELEASE


CONTACT: James W. Prisby, Vice Chairman, President & Chief Operating Officer 2l9-836-5500


CFS BANCORP ENGAGES CROWE CHIZEK AND COMPANY LLC AS AUDITORS

Munster, IN - May 27, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) engaged Crowe Chizek and Company LLC as its independent accountants to replace Ernst & Young LLP. The engagement of Crowe Chizek and Company LLC was approved by the Audit Committee of the Board of Directors.

"Our relationship with our former auditor, Ernst & Young, has been very satisfactory, and the change of auditors was not the result of any disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures," said James W. Prisby, President of CFS Bancorp, Inc. Mr. Prisby continued, "We look forward to our new relationship with Crowe Chizek."

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                               #   #   #